Exhibit 99.1

                                                     Citizens Communications
                                                     3 High Ridge Park
                                                     Stamford, CT 06905
                                                     203.614.5600
                                                     Web site:  www.czn.net

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Contact
David Whitehouse
Senior Vice President & Treasurer
203.614.5708
david.whitehouse@czn.com

         Citizens Communications Reports Third-Quarter Charge for Costs
      Related to its National Call Center Consolidation Strategy and Other
                       Ongoing Cost-Containment Activities

Stamford, Conn., October 3, 2007 - Citizens Communications Company (NYSE:CZN) today announced plans to record a charge of approximately $12 million in the third quarter of 2007 for severance and early retirement costs related to ongoing initiatives to enhance customer service, streamline operations and reduce costs. Approximately 120 positions will be eliminated as part of the Company's National Call Center Consolidation Strategy, most of which will be filled by new employees at the Company's other call centers. In addition, approximately 50 field operations employees have agreed to participate in an early retirement program and another 30 employees from a variety of functions will also be leaving the Company. The Company anticipates that these workforce reductions will result in annualized savings in excess of $7 million. The charge and the annualized savings also include amounts attributable to an executive's previously announced departure from the Company.

About Citizens Communications
Citizens Communications Company (NYSE: CZN) operates under the brand name of Frontier and offers telephone, television and Internet services in 23 states. More information is available at www.czn.com, www.frontieronline.com, and www.frontier.myway.com.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management's views and assumptions regarding future events and business performance. Words such as "believe," "anticipate," "expect," and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. The foregoing information should be read in conjunction with the Company's filings with the U.S. Securities and Exchange Commission including, but not limited to, reports on Forms 10-K and 10-Q. The Company does not intend to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

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